Calculation of Filing Fee Tables
S-8
Matson, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	1,400,000	$ 107.62	$ 150,668,000.00	0.0001531	$ 23,067.27
Total Offering Amounts:						$ 150,668,000.00		$ 23,067.27
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 23,067.27
Offering Note
[1]	In addition to the number of shares of Common Stock stated above, this Registration Statement covers an indeterminate number of options and other rights to acquire Common Stock, to be granted pursuant to the Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers shares issued pursuant to certain anti-dilution provisions as set forth in the Plan, including, without limitation, shares issued as a result of any stock split, stock dividend, recapitalization or any other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of shares of the Registrant's outstanding Common Stock. Represents 1,400,000 shares of Common Stock initially reserved for issuance under the Plan. The fee calculation is estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $107.62 per share, which represents the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on April 30, 2025.